Exhibit 99.1

Online Vacation Center Holdings Corp. Announces Q1 Results

PLANTATION, Fla.--(BUSINESS WIRE)--Online Vacation Center Holdings Corp. (OTCBB:ONVC) announced its results for the first quarter ended March 31, 2008 today.

Net Revenues from Continuing Operations

     o Net revenues from continuing operations decreased by $4,744 to $2,255,824 for the three months ended March 31, 2008, or 0.2% less than the same period in the prior year. The decrease in net revenues from continuing operations was attributable to a decrease in commission revenue offset by an increase in marketing revenue.

Operating Income from Continuing Operations

     o Operating income from continuing operations decreased by $279,738 to a loss of $235,355 for the three months ended March 31, 2008, or 630% less than the same period in the prior year. The decrease is primarily attributable to higher marketing costs associated with the first themed cruise offered by Cruising to Music, a division of Online Vacation Center; expenses of Curves Travel, which was acquired in May 2007; and increased amortization expenses related to the Dunhill Vacations subscriber list.

Income from Continuing Operations

     o Income from continuing operations decreased by $196,818 to a loss of $177,407 for the three months ended March 31, 2008, or 1,014% less than the same period in the prior year.

Discontinued Operations

In November 2007, the Company's Board of Directors granted the Company the authority to sell Phoenix International Publishing, LLC, a company acquired in August 2006. Phoenix is a publisher of consumer magazines and guides about travel to the U.S. and Canada. On March 31, 2008, the Company completed the sale of Phoenix to its former owner and former executive officer of the Company, pursuant to the terms of an acquisition agreement, dated March 31, 2008. The results of operations and cash flows of Phoenix have been removed from the results of continuing operations and the assets and liabilities of Phoenix have been classified as available for sale, for all periods presented.

     o Net revenues from discontinued operations decreased by $309,616 to $107,569 for the three months ended March 31, 2008, or 74% less than the same period in the prior year.

     o Income from discontinued operations, inclusive of a loss on sale of $58,387, decreased by $32,674 to a loss of $119,274 for the three months ended March 31, 2008, or 37% less than the same period in the prior year.

Summary Financials                         For the Three Months Ended March 31,
                                                  2008                  2007
                                                  ----                  ----
Net Revenues from Continued Operations      $   2,255,824         $  2,260,568
Net Revenues from Discontinued Operations   $     107,569         $    417,185
Income (Loss) from Continuing Operations    $    (177,407)        $     19,411
(Loss) from Discontinued Operations         $    (119,274)        $    (86,600)
Net (Loss)                                  $    (296,681)        $    (67,189)
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About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations News and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVCs Annual Report on Form 10-KSB for fiscal 2007 filed with the SEC on March 28, 2008 and in other SEC filings. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.


ONVC-F


SOURCE: Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp.
Edward B. Rudner, 954-377-6400
or
Cameron Associates
John McNamara, 212-554-5485
john@cameronassoc.com
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